Exhibit 99.1

For Immediate Release
For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc. Announces

Second Quarter 2016 Results and a Quarterly Dividend

New York, NY, August 3, 2016......Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, reported today its consolidated financial results for the three months and six months ending June 30, 2016.

Consolidated net sales for the second quarter of 2016 were $289 million, compared to consolidated net sales of $269.4 million during the comparable quarter in 2015. Earnings from continuing operations for the second quarter of 2016 were $19.9 million or 86 cents per diluted share, compared to $13.8 million or 59 cents per diluted share in the second quarter of 2015. Excluding non-operational gains and losses identified on the attached reconciliation of GAAP and non-GAAP measures, earnings from continuing operations for the second quarter of 2016 were $20.2 million or 88 cents per diluted share, compared to $13.6 million or 59 cents per diluted share in the second quarter of 2015.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com

Consolidated net sales for the six month period ended June 30, 2016, were $527.9 million, compared to consolidated net sales of $497 million during the comparable period in 2015.  Earnings from continuing operations for the six month period ended June 30, 2016, were $32.5 million or $1.41 per diluted share, compared to $23.1 million or $1.00 per diluted share in the comparable period of 2015.  Excluding non-operational gains and losses identified on the attached reconciliation of GAAP and non-GAAP measures, earnings from continuing operations for the six months ended June 30, 2016, and 2015 were $32.8 million or $1.43 per diluted share and $22.9 million or 98 cents per diluted share, respectively.

Operating income, before restructuring and integration expenses and other income, net, increased approximately 54% in the second quarter of 2016 and 46% in the six month period ended June 30, 2016. However, excluding one-time costs of approximately $3.8 million and $8.5 million in the second quarter of 2015 and the six month period ended June 30, 2015, respectively, these increases would have been 30% and 18% in the second quarter of 2016 and the first six month period of 2016, respectively.

Mr. Eric P. Sills, Standard Motor Products’ Chief Executive Officer and President stated, “We are pleased with our results for the second quarter and first half of 2016. Net sales were up 7.3% for the quarter and 6.2% for the half; 2016 sales included $8.5 million from our recent acquisition of the General Cable Corporation’s North American automotive ignition wire business.

“We are also quite pleased with our strong performance in profitability, although as mentioned above, some of it was due to favorable comparisons to 2015 when we incurred some fairly substantial one-time costs that were not repeated in 2016. We therefore expect earnings in the second half of 2016 to continue to show improvement over 2015, but to a lesser extent, as the bulk of the roughly $10 million one-time costs from 2015 were incurred in the first half of the year.

“Within our operating divisions, Engine Management net sales were up 12.3% for the quarter and 7.2% for the half. Excluding the $8.5 million from the recent wire acquisition, comparable net sales increased 7.6% for the quarter and 4.8% for the half. As we’ve said in the past, there are typically timing differences between when our customers purchase products from us and their point-of-sale (POS) sales. We believe their purchases in the second quarter somewhat outpaced their sales out, and as these tend to balance out over time, we continue to forecast sales increases in this division in the low- to mid-single digit range.

“The profit improvement in Engine Management came mostly from an increase in gross margin, from 29.4% to 31.9% for the six months. Much of this is attributable to the absence of many of the 2015 one-time costs, mentioned above, but more significantly for the long run, continuous improvement in all our locations.

“Turning to Temperature Control, net sales were slightly down for the quarter but 4.7% ahead for the first half of the year. This is the result of the timing of pre-season stocking orders, which came in earlier this year than in 2015.

“More important are our customers’ POS sales, which are heavily dependent on the weather. Throughout the early spring, the weather was cool and damp, which depressed sales. Since June, however, the temperature has turned warm, and POS sales have picked up. July and August will be critical for the year.

“The profit improvement in Temperature Control, as in Engine Management, is attributable to a significant increase in gross margin, which has gone from 19.7% to 24% for the first six months of 2016. Here too, this is due to the absence of 2015 one-time costs, as well as internal operational improvements. We continue to forecast an ongoing annual gross margin for Temperature Control in the 23% to 24% range.

“We have begun work on integrating our recent wire acquisition. While we are still early in the process, we are pleased with our results, and look forward to a successful integration of the two operations.

“Looking at the balance sheet, our total debt increased roughly $53 million from year-end to approximately $100 million. The increase was primarily related to our recent wire acquisition for $67 million slightly offset by positive cash flow from operations and a reduction in cash. We remain very comfortable with our current debt leverage.”

The Board of Directors has approved payment of a quarterly dividend of seventeen cents per share on the common stock outstanding. The dividend will be paid on September 1, 2016, to stockholders of record on August 15, 2016.

Standard Motor Products, Inc. will hold a conference call at 10:30 AM, Eastern Time, on Wednesday, August 3, 2016.  The dial-in number is 800-894-5910 (domestic) or 785-424-1052 (international). The playback number is 800-839-4198 (domestic) or 402-220-2988 (international). The conference ID # is STANDARD.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

###

STANDARD MOTOR PRODUCTS, INC.
Consolidated Statements of Operations

(In thousands, except per share amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
NET SALES	$288,977	$269,382	$527,888	$496,971

COST OF SALES	201,901	196,622	367,816	360,322

GROSS PROFIT	87,076	72,760	160,072	136,649

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	54,758	51,736	107,756	100,934
RESTRUCTURING AND INTEGRATION EXPENSES (INCOME)	771	(26)	1,012	31
OTHER INCOME , NET	297	262	559	543

OPERATING INCOME	31,844	21,312	51,863	36,227

OTHER NON-OPERATING INCOME, NET	265	548	598	699

INTEREST EXPENSE	394	480	705	906

EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	31,715	21,380	51,756	36,020

PROVISION FOR INCOME TAXES	11,853	7,572	19,238	12,873

EARNINGS FROM CONTINUING OPERATIONS	19,862	13,808	32,518	23,147

LOSS FROM DISCONTINUED OPERATION, NET OF INCOME TAXES	(618)	(430)	(1,070)	(821)

NET EARNINGS	$19,244	$13,378	$31,448	$22,326

NET EARNINGS PER COMMON SHARE:

BASIC EARNINGS FROM CONTINUING OPERATIONS	$0.87	$0.60	$1.43	$1.01
DISCONTINUED OPERATION	(0.02)	(0.02)	(0.04)	(0.04)
NET EARNINGS PER COMMON SHARE - BASIC	$0.85	$0.58	$1.39	$0.97

DILUTED EARNINGS FROM CONTINUING OPERATIONS	$0.86	$0.59	$1.41	$1.00
DISCONTINUED OPERATION	(0.02)	(0.01)	(0.04)	(0.04)
NET EARNINGS PER COMMON SHARE - DILUTED	$0.84	$0.58	$1.37	$0.96

WEIGHTED AVERAGE NUMBER OF COMMON SHARES	22,705,310	22,917,718	22,673,811	22,914,322
WEIGHTED AVERAGE NUMBER OF COMMON AND DILUTIVE SHARES	23,018,730	23,261,094	22,988,502	23,256,255

STANDARD MOTOR PRODUCTS, INC.
Segment Revenues and Operating Income

(In thousands)

	THREE MONTHS ENDED JUNE 30,				SIX MONTHS ENDED JUNE 30,
	2016		2015		2016		2015
	(unaudited)				(unaudited)
Revenues
Engine Management	$198,848		$176,992		$379,529		$354,063
Temperature Control	87,503		89,079		144,269		137,807
All Other	2,626		3,311		4,090		5,101
	$288,977		$269,382		$527,888		$496,971

Gross Margin
Engine Management	$63,831	32.1%	$52,267	29.5%	$121,107	31.9%	$103,969	29.4%
Temperature Control	20,584	23.5%	17,303	19.4%	34,674	24.0%	27,130	19.7%
All Other	2,661		3,190		4,291		5,550
	$87,076	30.1%	$72,760	27.0%	$160,072	30.3%	$136,649	27.5%

Selling, General & Administrative
Engine Management	$33,192	16.7%	$30,442	17.2%	$66,249	17.5%	$60,446	17.1%
Temperature Control	14,257	16.3%	14,138	15.9%	25,951	18.0%	25,328	18.4%
All Other	7,309		7,156		15,556		15,160
	$54,758	18.9%	$51,736	19.2%	$107,756	20.4%	$100,934	20.3%

Operating Income
Engine Management	$30,639	15.4%	$21,825	12.3%	$54,858	14.5%	$43,523	12.3%
Temperature Control	6,327	7.2%	3,165	3.6%	8,723	6.0%	1,802	1.3%
All Other	(4,648)		(3,966)		(11,265)		(9,610)
	32,318	11.2%	21,024	7.8%	52,316	9.9%	35,715	7.2%
Restructuring & Integration	(771)	-0.3%	26	0.0%	(1,012)	-0.2%	(31)	0.0%
Other Income, Net	297	0.1%	262	0.1%	559	0.1%	543	0.1%
	$31,844	11.0%	$21,312	7.9%	$51,863	9.8%	$36,227	7.3%

STANDARD MOTOR PRODUCTS, INC.
Reconciliation of GAAP and Non-GAAP Measures

(In thousands, except per share amounts)
	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
EARNINGS FROM CONTINUING OPERATIONS

GAAP EARNINGS FROM CONTINUING OPERATIONS	$19,862	$13,808	$32,518	$23,147

RESTRUCTURING AND INTEGRATION EXPENSES	771	(26)	1,012	31
GAIN FROM SALE OF BUILDINGS	(262)	(262)	(524)	(524)
INCOME TAX EFFECT RELATED TO RECONCILING ITEMS	(205)	114	(196)	196

NON-GAAP EARNINGS FROM CONTINUING OPERATIONS	$20,166	$13,634	$32,810	$22,850

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.86	$0.59	$1.41	$1.00

RESTRUCTURING AND INTEGRATION EXPENSES	0.03	-	0.04	-
GAIN FROM SALE OF BUILDINGS	(0.01)	-	(0.02)	(0.02)
INCOME TAX EFFECT RELATED TO RECONCILING ITEMS	-	-	-	-

NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.88	$0.59	$1.43	$0.98

OPERATING INCOME

GAAP OPERATING INCOME	$31,844	$21,312	$51,863	$36,227

RESTRUCTURING AND INTEGRATION EXPENSES	771	(26)	1,012	31
OTHER INCOME, NET	(297)	(262)	(559)	(543)

NON-GAAP OPERATING INCOME	$32,318	$21,024	$52,316	$35,715

MANAGEMENT BELIEVES THAT EARNINGS FROM CONTINUING OPERATIONS, DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS, AND OPERATING INCOME,  EACH OF WHICH ARE NON-GAAP MEASUREMENTS AND ARE ADJUSTED FOR SPECIAL ITEMS, ARE MEANINGFUL TO INVESTORS BECAUSE THEY PROVIDE A VIEW OF THE COMPANY WITH RESPECT TO ONGOING OPERATING RESULTS. SPECIAL ITEMS REPRESENT SIGNIFICANT CHARGES OR CREDITS THAT ARE IMPORTANT TO AN UNDERSTANDING OF THE COMPANY'S OVERALL OPERATING RESULTS IN THE PERIODS PRESENTED. SUCH NON-GAAP MEASUREMENTS ARE NOT RECOGNIZED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND SHOULD NOT BE VIEWED AS AN ALTERNATIVE TO GAAP MEASURES OF PERFORMANCE.

STANDARD MOTOR PRODUCTS, INC.
Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)

ASSETS

CASH	$12,395	$18,800

ACCOUNTS RECEIVABLE, GROSS	173,285	128,099
ALLOWANCE FOR DOUBTFUL ACCOUNTS	4,850	4,246
ACCOUNTS RECEIVABLE, NET	168,435	123,853

INVENTORIES	317,429	285,793
OTHER CURRENT ASSETS	49,606	51,294

TOTAL CURRENT ASSETS	547,865	479,740

PROPERTY, PLANT AND EQUIPMENT, NET	75,224	68,882
GOODWILL AND OTHER INTANGIBLES, NET	135,832	84,267
OTHER ASSETS	44,489	48,175

TOTAL ASSETS	$803,410	$681,064

LIABILITIES AND STOCKHOLDERS' EQUITY

NOTES PAYABLE	$99,994	$47,427
CURRENT PORTION OF LONG TERM DEBT	42	16
ACCOUNTS PAYABLE	99,158	72,711
ACCRUED CUSTOMER RETURNS	44,363	38,812
OTHER CURRENT LIABILITIES	94,239	84,950

TOTAL CURRENT LIABILITIES	337,796	243,916

LONG-TERM DEBT	144	62
ACCRUED ASBESTOS LIABILITIES	31,717	32,185
OTHER LIABILITIES	13,271	12,922

TOTAL LIABILITIES	382,928	289,085

TOTAL STOCKHOLDERS' EQUITY	420,482	391,979

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$803,410	$681,064

STANDARD MOTOR PRODUCTS, INC.
Condensed Consolidated Statements of Cash Flows

(In thousands)

	SIX MONTHS ENDED JUNE 30,
	2016	2015
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
NET EARNINGS	$31,448	$22,326
ADJUSTMENTS TO RECONCILE NET EARNINGS TO NET CASH
PROVIDED BY OPERATING ACTIVITIES:
DEPRECIATION AND AMORTIZATION	9,269	8,552
OTHER	8,085	3,962
CHANGE IN ASSETS AND LIABILITIES:
ACCOUNTS RECEIVABLE	(41,726)	(34,563)
INVENTORY	(20,819)	(820)
ACCOUNTS PAYABLE	18,989	18,327
OTHER	18,482	8,388
NET CASH PROVIDED BY OPERATING ACTIVTIES	23,728	26,172

CASH FLOWS FROM INVESTING ACTIVITIES
ACQUISITIONS OF AND INVESTMENTS IN BUSINESSES	(67,289)	-
CAPITAL EXPENDITURES	(10,134)	(10,184)
OTHER INVESTING ACTIVITIES	5	26
NET CASH USED IN INVESTING ACTIVITIES	(77,418)	(10,158)

CASH FLOWS FROM FINANCING ACTIVITIES
NET CHANGE IN DEBT	52,676	(3,761)
PURCHASE OF TREASURY STOCK	(377)	(7,046)
DIVIDENDS PAID	(7,705)	(6,876)
OTHER FINANCING ACTIVITIES	2,609	518
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	47,203	(17,165)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	82	127
NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,405)	(1,024)
CASH AND CASH EQUIVALENTS at beginning of Period	18,800	13,728
CASH AND CASH EQUIVALENTS at end of Period	$12,395	$12,704